Exhibit 5.1

March 4, 2020

Exact Sciences

Corporation 441 Charmany Drive

Madison, WI 53719

Ladies and Gentlemen:

We have acted as counsel to Exact Sciences Corporation, a Delaware corporation (the “Company”), in connection with the prospectus supplement (the “Prospectus Supplement”) to the Registration Statement on Form S-3 filed by the Company with the Securities and Exchange Commission (the “SEC”) on June 6, 2017 (File No. 333-218535) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the resale from time to time by the selling stockholders listed in the Prospectus Supplement under the heading “Selling Stockholders” and any additional selling stockholders who will be identified in one or more future prospectus supplements (the “Selling Stockholders”), as detailed in the Prospectus Supplement, of up to 533,763 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”). The shares offered under the Prospectus Supplement were issued or are issuable to the Selling Stockholders in connection with the Company’s acquisitions of Paradigm Diagnostics, Inc., a Delaware corporation (“Paradigm”), and Viomics, Inc., a Delaware corporation (“Viomics”), as follows: (i) an aggregate of 381,047 shares issued to certain Selling Stockholders upon the closing of the acquisition of Paradigm pursuant to that certain Agreement and Plan of Merger, dated February 11, 2020 (the “Paradigm Merger Agreement”); (ii) up to an aggregate of 45,328 shares issuable to certain Selling Stockholders as payment of the Paradigm Holdback Amount (as defined in the Prospectus Supplement) pursuant to the Paradigm Merger Agreement; and (iii) up to an aggregate of 107,388 shares issuable to certain Selling Stockholders as payment of the Viomics Holdback Amount (as defined in the Prospectus Supplement) pursuant to that certain Agreement and Plan of Merger, dated February 11, 2020 (the “Viomics Merger Agreement”).

You have requested our opinion as to the matters set forth below in connection with the Prospectus Supplement. For purposes of rendering that opinion, we have examined: (i) the Prospectus Supplement; (ii) the Registration Statement; (iii) the Company’s Sixth Amended and Restated Certificate of Incorporation, as amended; (iv) the Company’s Fourth Amended and Restated By-Laws; (v) the Paradigm Merger Agreement; (vi) the Viomics Merger Agreement; (vii) corporate actions of the Company’s Board of Directors that provide for the execution, delivery and performance of the Paradigm Merger Agreement, the Viomics Merger Agreement and the issuance of the shares of Common Stock thereunder; and (viii) a certificate of an officer of the Company, dated as of the date hereof. Other than our review of the documents listed in (i) through (viii) above, we have not reviewed any other documents or made any independent investigation for the purpose of rendering this opinion.

For the purposes of this opinion letter, we have assumed that: (i) each document submitted to us is accurate and complete; (ii) each such document that is an original is authentic; (iii) each such document that is a copy conforms to an authentic original; (iv) all signatures on each such document are genuine; and (v) the Company is and shall remain at all times a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. In rendering our opinion below, we have also assumed that: (i) the corporate actions of the Company referenced in clause (vii) of the previous paragraph have not been, and will not be, revoked, modified or amended; and (ii) the issuance of the shares of Common Stock will be noted in the Company’s stock ledger. We have further assumed the legal capacity of natural persons, and we have assumed that each party to the documents we have examined or relied on has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make such documents enforceable against that party. We have not verified any of those assumptions.

Exact Sciences Corporation

March 4, 2020

Our opinion set forth below is limited to the Delaware General Corporation Law (“DGCL”) and reported decisions interpreting the DGCL.

Based upon and subject to the foregoing, it is our opinion that the shares of Common Stock are duly authorized for issuance by the Company and, when issued and paid for as described in the Prospectus Supplement, will be validly issued, fully paid and non-assessable.

This opinion is rendered solely in connection with the registration of the shares of Common Stock for resale by the Selling Stockholders under the Registration Statement pursuant to the Prospectus Supplement. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws. American Stock Transfer & Trust Company, LLC, in its capacity as the transfer agent for the Common Stock, may rely on the opinion set forth in this letter.

We hereby consent to the filing of this opinion letter with the SEC as Exhibit 5.1 to the Company’s Current Report on Form 8-K relating to the filing of the Prospectus Supplement, which is incorporated by reference in the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ K&L Gates LLP

K&L Gates LLP